Filed Pursuant to Rule 424(b)(2)
                                                File Number 333-69237


Prospectus Supplement (to Prospectus Dated January 7, 1999)


$300,000,000

CAROLINA POWER & LIGHT COMPANY                                       (CP&L LOGO)

SENIOR NOTES, 7.50% SERIES DUE APRIL 1, 2005


MATURITY

o The Notes will mature on April 1, 2005.


INTEREST

o Interest on the Notes is payable on April 1 and October 1 of each year, beginning October 1, 2000.

o Interest will accrue from the date of issue.


REDEMPTION

o We may redeem some or all of the Notes at any time. The redemption prices are described beginning on page S-8.

o There is no sinking fund.

LISTING

o We do not intend to list the Notes on any securities exchange.


SECURITY

o Until the Release Date, defined in this prospectus supplement, all of the Notes will be secured by our Senior Note First Mortgage Bonds. On the Release Date, the Notes will no longer be secured by Senior Note First Mortgage Bonds and will become our senior unsecured general obligations.


THE COMPANY

o Our principal office is located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748. Our telephone number is 919-546-6111.

           --------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                         Per Note       Total
--------------------------------------------------------------------------------
  Price to Public                        99.787%        $299,361,000
  Underwriting Discount                   0.600%        $  1,800,000
  Proceeds to CP&L (before expenses)     99.187%        $297,561,000
--------------------------------------------------------------------------------

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from their issue date, and must be paid by the purchasers if the Notes are delivered after that date.

           --------------------------------------------------------

o The Notes will be delivered to you in global form through the book-entry delivery system of The Depository Trust Company on or about April 11, 2000.

o The underwriters listed below will purchase the Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.

           --------------------------------------------------------
                               Joint Bookrunners

BANC ONE CAPITAL MARKETS, INC.                             CHASE SECURITIES INC.

FIRST UNION SECURITIES, INC.
                               J.P. MORGAN & CO.
                                                       WACHOVIA SECURITIES, INC.

           --------------------------------------------------------

            The date of this prospectus supplement is April 5, 2000.

                               TABLE OF CONTENTS



                PROSPECTUS SUPPLEMENT
                                                 PAGE
                                                -----
Summary Information .........................    S-3
Use of Proceeds .............................    S-5
Description of the Notes ....................    S-5
Underwriting ................................    S-12
Legal Matters ...............................    S-13
                     PROSPECTUS
About This Prospectus .......................      2
Where You Can Find More Information .........      2
Documents Incorporated By Reference .........      2
Our Company and Address .....................      3
Ratio of Earnings to Fixed Charges ..........      3
Application of Proceeds .....................      3
Description of the Securities ...............      4
Description of First Mortgage Bonds .........      4
Description of Senior Notes .................      8
Description of Debt Securities ..............     17
Global Securities ...........................     24
Plan of Distribution ........................     25
Experts .....................................     26
Legal Opinions ..............................     26

                                ---------------
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front of this prospectus supplement and the accompanying prospectus.

                              SUMMARY INFORMATION


      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus or the financial statements or other documents incorporated by reference.


CAROLINA POWER & LIGHT COMPANY


      We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. We also provide natural gas distribution and service in portions of North Carolina through a wholly-owned subsidiary.


RECENT DEVELOPMENTS


      On October 20, 1999, our shareholders approved the restructuring of CP&L so that it will become a wholly-owned subsidiary of CP&L Energy, Inc., a newly formed holding company. The current holders of our common stock will become the holders of the outstanding common stock of CP&L Energy, through a one-for-one share exchange. The restructuring is expected to be completed in the second quarter of 2000. Our outstanding indebtedness, including the Notes offered by this prospectus supplement and the accompanying prospectus, will continue as outstanding obligations of CP&L after the restructuring.


      On August 22, 1999, we announced an agreement whereby CP&L Energy will acquire all of the outstanding shares of Florida Progress Corporation for approximately $5.3 billion in stock and cash. The agreement was amended on March 3, 2000 to include additional consideration consisting of contingent value obligations related to the performance of four synthetic fuel plants owned by Florida Progress. The transaction is expected to be completed during the fall of 2000. Completion of the transaction is subject to the satisfaction or waiver of customary closing conditions, including obtaining all necessary regulatory approvals. Florida Progress is a diversified utility holding company with assets of $6.5 billion. It reported operating revenues of $3,845.1 million, $3,620.3 million and $3,316.4 million in 1999, 1998 and 1997, respectively, and net income of $314.9 million, $281.7 million and $54.3 million in 1999, 1998 and 1997, respectively. Its principal subsidiary is Florida Power Corporation, an electric public utility company serving 1.4 million customers in Florida. Florida Progress' diversified operations include rail services, marine operations and coal mining.


      On April 3, 2000, the Commission on the Future of Electric Service in North Carolina, a study commission established in 1997 by the North Carolina General Assembly, unanimously approved recommendations to the General Assembly regarding electricity deregulation in North Carolina. Included among these recommendations are the following: (1) full competition should begin no later than January 1, 2006; (2) up to 50 percent of each power supplier's customer load, equally proportioned among customer classes, should be allowed to choose an alternative electric supplier as of January 1, 2005; (3) the initial phase of stranded cost recovery, accomplished through a rate freeze at current rates, should last until December 31, 2004; (4) the North Carolina Utilities Commission (the "NCUC") should establish rates for the year 2005 and establish any remaining stranded cost recovery charges; and (5) for any investor-owned utilities with stranded cost recovery after December 31, 2004, the NCUC should conduct a one-time true-up of remaining stranded costs by July 1, 2007, at which time the NCUC may prospectively adjust the continuing level of stranded cost recovery, as appropriate. The study commission did not make any recommendation concerning the assets or indebtedness of the municipal power agencies in North Carolina. The study commission is expected to meet to approve its report to the General Assembly, including these recommendations, prior to the May 8 start of the General Assembly's 2000 session. The study commission will recommend specific legislation to the 2001 General Assembly, and where necessary, the 2003 General Assembly, to address the above recommendations as well as other issues, including consumer protection, the environment and alternative energy, and taxation.

FINANCIAL INFORMATION



                                                                             TWELVE MONTHS ENDED
                                                                                DECEMBER 31,
                                                -----------------------------------------------------------------------------
                                                     1999            1998            1997            1996            1995
                                                -------------   -------------   -------------   -------------   -------------
                                                                            (DOLLARS IN MILLIONS)
 Income Statement Data
   Operating Revenues .......................    $ 3,357.6       $ 3,191.7       $ 3,036.6       $ 2,999.3       $ 3,006.6
   Net Income ...............................    $   382.3       $   399.2       $   388.3       $   391.3       $   372.6
 Ratio of Earnings to Fixed Charges .........         4.12x           4.38x           4.17x           4.12x           3.67x

CAPITALIZATION AT DECEMBER 31, 1999



                                                               ACTUAL         RATIO       ADJUSTED(B)       RATIO
                                                           -------------   -----------   -------------   -----------
    Long-term Debt(a) ..................................    $  3,028.6         46.59%     $  3,328.9         48.81%
    Preferred Stock -- Redemption Not Required .........          59.4          0.91            59.4          0.87
    Common Stock Equity(c) .............................       3,412.6         52.50         3,431.3         50.32
                                                            ----------         -----      ----------         -----
      Total Capitalization .............................    $  6,500.6           100%     $  6,819.6           100%
                                                            ==========         =====      ==========         =====

--------
(a) Excludes current portion of long-term debt of $197.3 million at December 31, 1999.
(b) As adjusted reflects the following adjustments:
      (1) issuance of the Notes;
      (2) ESOP share releases in January, February and March, 2000;
      (3) restricted stock grants in March, 2000; and
      (4) common and preferred stock dividend declaration in March, 2000.
(c) Does not include $140.2 million and $131.9 million representing unearned ESOP common stock at December 31, 1999 and March 30, 2000, respectively. Does not include $7.9 million and $8.6 million representing unearned restricted stock at December 31, 1999 and March 30, 2000, respectively.

                                USE OF PROCEEDS


      We will use the net proceeds from the sale of the Notes to reduce the outstanding balance of our commercial paper and other short-term indebtedness, and for general corporate purposes. On February 29, 2000, the balance of our outstanding commercial paper and other short-term indebtedness was approximately $998.7 million, and the weighted average portfolio yield of that balance was 6.04%.



                           DESCRIPTION OF THE NOTES


      Please read the following information concerning the Notes in conjunction with the statements under "Description of Senior Notes" and "Description of First Mortgage Bonds" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined or otherwise provided in the accompanying prospectus.


GENERAL


      We will offer $300 million principal amount of our Senior Notes, 7.50% Series Due April 1, 2005. The Notes will be issued under an Indenture (For Senior Notes) between us and The Bank of New York, as Trustee (the "Senior Note Trustee"), dated as of March 1, 1999, as previously supplemented and as further supplemented by a Second Supplemental Indenture, dated as of April 1, 2000, between us and the Senior Note Trustee (the "Senior Note Indenture"). The Notes will be secured by Senior Note First Mortgage Bonds, as described below. In the future we may offer additional Notes of this series.


INTEREST PAYMENTS


      The Notes will bear interest from the date of original issuance at the rate of 7.50% per annum. Interest on the Notes will be payable commencing October 1, 2000. Interest payments will be made semi-annually on April 1 and October 1 to the person in whose name the Note is registered at the close of business on March 15 or September 15 immediately preceding such April 1 or October 1. While the Notes are held in global form, we understand that it is the practice of DTC to credit Direct Participants' accounts on the applicable payment date in accordance with the Direct Participants' respective holdings shown on DTC's records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. See "Global Securities" below. Principal and interest are payable at the office of the Senior Note Trustee in New York, New York.


      If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date to the next business day.


SECURITY


      Until the Release Date, all of our Senior Notes, including Senior Notes of other series, will be secured by our Senior Note First Mortgage Bonds. On the Release Date, the Notes will cease to be secured by Senior Note First Mortgage Bonds and will become our unsecured general obligations.


RELEASE DATE


      Notwithstanding anything to the contrary in the accompanying prospectus, the Release Date will be the date as of which all First Mortgage Bonds, other than Senior Note First Mortgage Bonds, and other than outstanding First Mortgage Bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, have been retired through payment, redemption, or otherwise at, before or after their maturity, provided that no default or Event of Default has occurred and is continuing.


CERTAIN COVENANTS


      The Senior Note Indenture contains covenants that, among other things, limit our ability to incur certain additional liens or engage in certain sale-leaseback transactions following the Release Date. See "Limitations on Liens" and "Limitations on Sale and Lease-Back Transactions" below.


FORM AND DENOMINATION


      The Notes will initially be represented by one or more Global Securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or "the Depositary") and registered in the name of a nominee of the Depositary. The Notes will be sold in denominations of $1,000 and any integral multiple of that amount. See "The Depositary" below.


LIMITATIONS ON LIENS


      In this section and in the following section on "Limitations on Sale and Lease-Back Transactions," the following terms have the meanings indicated:


      "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and
(ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.


      "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.


      "Net Tangible Assets" means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.


      "Operating Property" means (i) any interest in real property we own and
(ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.


      "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; PROVIDED, HOWEVER, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the Senior Note Indenture and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.


      "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.


      The Senior Note Indenture provides that, from and after the Release Date, so long as any Notes are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property owned by us, whether owned at the date of the Senior Note Indenture or subsequently acquired, without effectively securing the Notes (together with, if we shall so determine, any other indebtedness of ours ranking equally with the Notes) equally and ratably with the Debt (but only so long as the Debt is so secured).


      The foregoing restriction will not apply to:


         o Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;


         o Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation or other disposition and is not created in contemplation of the merger, consolidation or other disposition;


         o Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property to secure indebtedness incurred to provide for any of these purposes or for reimbursement of funds previously expended for any of these purposes; provided the Liens are created or assumed contemporaneously with, or within 18 months after the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within 6 months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18-month period;


         o Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or


         o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the exceptions listed above; PROVIDED, HOWEVER, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.


      In addition, notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or (ii) the assets of any of our subsidiaries.


LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS


      The Senior Note Indenture provides that so long as the Notes are outstanding from and after the Release Date, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the Notes, (b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of Notes or other Debt of the Company ranking equally with the Notes, subject to reduction for Notes and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.


OPTIONAL REDEMPTION


      We may redeem the Notes at a redemption price equal to the greater of (1) their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.25%, plus in each case accrued interest to the redemption date.


      "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.


      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

      "Independent Investment Banker" means Chase Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the Senior Note Trustee.


      "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.


      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.


      "Reference Treasury Dealer" means each of Banc One Capital Markets, Inc., Chase Securities Inc., and J.P. Morgan Securities Inc., and their respective successors, PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.


      If we elect to redeem less than all of the Notes, the Senior Note Trustee will select, in such manner as it deems fair and appropriate, the particular Notes or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be the Depositary, its nominee or a successor depositary). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Notes or the portions of them so called for redemption shall cease to accrue.


THE DEPOSITARY


      DTC is:


         o a limited-purpose trust company organized under the New York Banking Law,

         o a "banking organization" within the meaning of the New York Banking Law,

         o a member of the Federal Reserve System,

         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

         o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.


      DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This book-entry system eliminates the need for physical movement of securities certificates.


      Participants in DTC include direct participants ("Direct Participants") and indirect participants ("Indirect Participants"). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.


      Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.


      Transfers of ownership interests in the Notes are to be accomplished, in accordance with DTC rules, by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of Direct Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Beneficial Owner to pledge its interest in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.


      To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.


      SO LONG AS CEDE & CO., AS NOMINEE FOR DTC, IS THE SOLE HOLDER OF THE NOTES, THE SENIOR NOTE TRUSTEE SHALL TREAT CEDE & CO. AS THE ONLY HOLDER OF THE NOTES FOR ALL PURPOSES, INCLUDING RECEIPT OF ALL PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON SUCH NOTES, RECEIPT OF NOTICES, AND VOTING AND REQUESTING OR DIRECTING THE SENIOR NOTE TRUSTEE TO TAKE OR NOT TO TAKE, OR CONSENT TO, CERTAIN ACTIONS.


      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to applicable statutory or regulatory requirements.


      We (or, at our request, the Trustee) will send any redemption notices to DTC. If we redeem less than all of the Notes, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.


      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such direct participant or participants has or have given such direction.

      Principal of, and premium, if any, and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with the Direct Participants' respective holdings shown on DTC's records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants and not of DTC, the Senior Note Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, and premium, if any, and interest to DTC is our responsibility, or the responsibility of the Senior Note Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.


      The Senior Note Indenture provides that if:


         o the Depositary gives reasonable notice to us or to the Senior Note Trustee that it is unwilling or unable to continue as Depositary and a successor depositary is not appointed by us within 90 days, or

         o the Depositary ceases to be eligible under the Senior Note Indenture and a successor depositary is not appointed by us within 90 days, or

         o we decide to discontinue use of the system of book-entry transfers through the Depositary or its successor,


the global notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. The Depositary will provide to the Trustee the name or names in which the Trustee is to register these definitive Notes.


      Neither the Company, the Senior Note Trustee nor any Underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based on information received from sources we believe to be reliable.


      WE, THE UNDERWRITERS AND THE SENIOR NOTE TRUSTEE HAVE NO RESPONSIBILITY OR OBLIGATION TO DTC PARTICIPANTS OR THE BENEFICIAL OWNERS WITH RESPECT TO:


         o THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DEPOSITARY PARTICIPANT,

         o THE PAYMENT BY ANY DEPOSITARY PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OF, PREMIUM, IF ANY, AND INTEREST ON, THE NOTES,

         o THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC TO ANY DEPOSITARY PARTICIPANT OR BY ANY DEPOSITARY PARTICIPANT TO ANY BENEFICIAL OWNER OF ANY NOTICE WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE TO BE GIVEN TO HOLDERS OF THE NOTES, OR

         o ANY OTHER ACTION TAKEN BY DTC OR ITS NOMINEE, CEDE & CO., AS HOLDER OF THE NOTES.


      A further description of DTC's procedures with respect to the Notes is set forth under "Global Securities" in the accompanying prospectus.

                                 UNDERWRITING


      Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the Notes set forth opposite its name below:



                                                  PRINCIPAL
                                                  AMOUNT OF
UNDERWRITER                                         NOTES
--------------------------------------------   --------------
    Banc One Capital Markets, Inc. .........   $ 82,500,000
    Chase Securities Inc. ..................     82,500,000
    First Union Securities, Inc. ...........     45,000,000
    J.P. Morgan Securities Inc. ............     45,000,000
    Wachovia Securities, Inc. ..............     45,000,000
                                               ------------
     Total .................................   $300,000,000
                                               ============

      Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken; provided, that under certain circumstances relating to a default of one or more Underwriters, less than all of the Notes may be purchased. The Underwriters propose to offer the Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at this price less a concession of 0.35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.


      The Notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national security exchange or for quotation through any national quotation system. We have been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.


      In connection with the offering of the Notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.


      It is expected that delivery of the Notes will be made against payment therefor on or about April 11, 2000, which is the fourth business day following the date hereof (such settlement cycle being herein referred to as "T+4"). Purchasers of the Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing may be affected by the T+4 settlement.


      Certain of the Underwriters and their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business.

      We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


      We estimate that our total expenses in connection with the offering, not including the underwriting discount, will be approximately $250,000.



                                 LEGAL MATTERS


      William D. Johnson, our Senior Vice President and Corporate Secretary, Hunton & Williams of Raleigh, North Carolina, and Nelson, Mullins, Riley & Scarborough, L.L.P. of Columbia, South Carolina, will pass on certain legal matters relating to the Notes. The Underwriters will be advised about issues relating to the offering by their own legal counsel, Winthrop, Stimson, Putnam & Roberts of New York, New York. As of February 29, 2000, Mr. Johnson owned 14,383 shares of our Common Stock. Mr. Johnson is acquiring additional shares of Common Stock at regular intervals as a participant in our Stock Purchase -- Savings Plan.

                                  PROSPECTUS

                                  (CP&L LOGO)



                        CAROLINA POWER & LIGHT COMPANY


                                $1,500,000,000


                             FIRST MORTGAGE BONDS
                                 SENIOR NOTES
                                DEBT SECURITIES


      ------------------------------------------------------------------

   We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this Prospectus. You should read this Prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this Prospectus is accompanied by a Prospectus Supplement.


      ------------------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      ------------------------------------------------------------------

                    This Prospectus is dated January 7, 1999

ABOUT THIS PROSPECTUS

This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this Prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. We may offer any of the following securities:
First Mortgage Bonds, Senior Notes and other Debt Securities.

This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. This Prospectus Supplement may also add, update or change information contained in this Prospectus. The Registration Statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this Prospectus. You should read this Prospectus and the related exhibits filed with the SEC and any Prospectus Supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.



WHERE YOU CAN FIND MORE
INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov or our web site at http://www.cplc.com. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington is located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

DOCUMENTS INCORPORATED BY
REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities being registered.


o Annual Report on Form 10-K for the year ended December 31, 1997;


o Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

You may request a copy of these filings at no cost, by writing or calling us at the following address:


        Robert F. Drennan, Jr., Manager
        Investor Relations and
        Funds Management
        Treasury Department
        Carolina Power & Light Company
        411 Fayetteville Street
        Raleigh, North Carolina 27601-1748
        Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY AND ADDRESS

Our Company is a public service corporation formed under the laws of North Carolina in 1926 and is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. Our principal executive offices are located at 411 Fayetteville Street, Raleigh, North Carolina 27601-1748, telephone 919-546-6111.



RATIO OF EARNINGS TO FIXED
CHARGES

The following tables set forth our historical ratio of earnings to fixed charges for the periods indicated:



          FOR THE TWELVE MONTHS ENDED DECEMBER 31
-----------------------------------------------------------
      1997         1996       1995       1994       1993
--------------- ---------- ---------- ---------- ----------
     4.17x      4.12x      3.67x      3.31x      3.23x


FOR THE TWELVE MONTHS ENDED
       SEPTEMBER 30
--------------------------
      1998         1997
--------------- ----------
     4.57x      4.11x

"Earnings" consists of income before income taxes and fixed charges. "Fixed charges" consists of interest on indebtedness (including capitalized interest) and a share of rental expense deemed to be representative of interest.



APPLICATION OF PROCEEDS

Unless we state otherwise in any Prospectus Supplement, we will use the net proceeds from the sale of the offered securities:


o to finance our ongoing construction and maintenance program;


o to redeem, repurchase, repay, or retire outstanding indebtedness;


o to finance future acquisitions of other entities or their assets; and


o for other general corporate purposes.

We may temporarily invest any proceeds that are not immediately applied in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

                         DESCRIPTION OF THE SECURITIES

     This Prospectus describes certain general terms of the offered securities. When we offer to sell a particular series, we will describe the specific terms in a Prospectus Supplement. The securities will be issued under indentures, selected provisions of which we have summarized below. The summary is not complete. The forms of the indentures have been filed as exhibits to the Registration Statement, and you should read the indentures for provisions that may be important to you. In the summaries below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. Capitalized terms used in the following summaries have the meanings specified in the applicable indentures unless otherwise defined below.



                      DESCRIPTION OF FIRST MORTGAGE BONDS

GENERAL

     We will issue the First Mortgage Bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York (formerly Irving Trust Company) (the "Mortgage Trustee") and Frederick G. Herbst (W.T. Cunningham, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental Indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all Indentures supplemental to the Mortgage and Deed of Trust together as the "Mortgage." We will refer to all of our bonds, including those already issued and those to be issued under this shelf registration process or otherwise issued in the future, as "First Mortgage Bonds." The information we are providing you in this Prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds. These documents appear as exhibits to the Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file, and which will be incorporated by reference into this Prospectus.

     You should consult the Prospectus Supplement relating to any particular issue of the First Mortgage Bonds for the following information:

     o the designation, series and aggregate principal amount of the First Mortgage Bonds;

     o the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

     o the date of maturity for the First Mortgage Bonds;

     o the rate at which the First Mortgage Bonds will bear interest and the method of determining that rate;

     o the dates on which interest is payable;

     o the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

     o whether we will offer First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

     o redemption terms;

     o and any other specific terms.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Mortgage will not afford holders of First Mortgage Bonds protection in the event we have a change in control.


FORM AND EXCHANGES

     Unless otherwise specified in the applicable Prospectus Supplement, we will issue the First Mortgage Bonds as registered bonds without coupons. Holders may exchange them, free of charge, for other First Mortgage Bonds of different authorized denominations, in the same aggregate principal amount. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply.

INTEREST AND PAYMENT

     The Prospectus Supplement for any First Mortgage Bonds we issue will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the Prospectus Supplement states otherwise, principal and interest will be paid at The Bank of New York in New York City.

     We have agreed to pay interest on any overdue principal and, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the rate of 6% annually. For more information, see Mortgage,
Section 78.


REDEMPTION AND PURCHASE OF FIRST MORTGAGE BONDS

     If the First Mortgage Bonds are redeemable, the redemption terms will appear in the Prospectus Supplement. We may declare redemptions on at least thirty (30) days notice

     o for the maintenance and replacement fund;

     o for the sinking fund if we chose to establish a sinking fund for a designated series of First Mortgage Bonds;

     o with certain deposited cash;

     o with the proceeds of released property; or

     o at our option, unless otherwise specified in the applicable supplemental Indenture and the Prospectus Supplement.

     If we have not deposited the redemption funds with the Mortgage Trustee when we give notice of redemption, the redemption shall be subject to the deposit of those funds on or before the redemption date. Notice of redemption will not be effective unless the Mortgage Trustee has received the redemption funds.

     Cash that is deposited under any Mortgage provisions may be applied to the purchase of First Mortgage Bonds of any series, with certain exceptions.

     For more information, see Mortgage, Article X.


MAINTENANCE AND REPLACEMENT FUND

     Each year we will spend 15% of our adjusted gross operating revenues for maintenance of and replacements for the mortgaged property and certain automotive equipment of the Company. If we spend more for these purposes in a given year, we may credit that amount against the 15% requirement in any subsequent year. If a regulatory authority does not permit us to spend as much as 15% of our adjusted gross revenues for these purposes, we will spend only the amount permitted. We may meet the annual requirements for the maintenance and replacement fund in any of the following ways:

     o by depositing cash with the Mortgage Trustee;

     o by certifying expenditures for maintenance and repairs;

     o by certifying gross property additions;

     o by certifying gross expenditures for certain automotive equipment; or

     o by taking credit for First Mortgage Bonds and prior lien bonds that have been retired.

     Cash deposited with the Trustee to meet maintenance and replacement requirements

     o may be withdrawn on expenditures for gross property additions;

     o may be withdrawn on waiver of the right to issue First Mortgage Bonds; or

     o may be applied to the purchase or redemption of First Mortgage Bonds of any series we may designate.

     For further discussion, see "Redemption and Purchase of First Mortgage Bonds" above.

     We have reserved the right to amend the Mortgage, at our sole discretion, to eliminate the maintenance and replacement fund payments with respect to any First Mortgage Bonds of the Twenty-third Series and any subsequently created series, including all series offered by this Prospectus. No consent or other action by the holders of any such First Mortgage Bonds is required. For more information, see Mortgage, Section 38; Twenty-second Supplemental Indenture,
Section 7.

SECURITY

     All First Mortgage Bonds are secured by the Mortgage, which constitutes, in the opinion of our Vice President -- Legal and Corporate Secretary, a first mortgage lien on all our present properties. This lien is subject to:

     o leases of small portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

     o leases of certain property which we own but do not use in our electric utility business; and

     o certain excepted encumbrances, minor defects and irregularities.

     This lien does not cover the following property:

     o merchandise, equipment, materials or supplies held for sale, and fuel, oil and similar consumable materials and supplies;

     o vehicles and automobiles;

     o cash, securities, receivables and all contracts, leases and operating agreements that are not pledged or required to be pledged; and

     o electric energy and other products.

     The Mortgage contains provisions subjecting to the lien of the Mortgage certain other property that is acquired after the date of the delivery of the Mortgage. These provisions for subjecting additional property to the lien of the Mortgage are limited in the case of consolidation, merger or sale of substantially all of our assets. For more information, see Mortgage, Article XV.

     The Trustees will have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. For more information, see Mortgage, Section 96.


ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     We may issue an unlimited principal amount of First Mortgage Bonds under the Mortgage (except as described in the next paragraph). We may issue First Mortgage Bonds of any series from time to time based on any of the following:

     o 70% of property additions after adjustments to offset retirement of property;

     o retirement of First Mortgage Bonds or prior lien bonds; or

     o deposit of cash.

     With certain exceptions in the case of retirement of First Mortgage Bonds or prior lien bonds, we may issue First Mortgage Bonds only if adjusted net earnings for 12 out of the preceding 15 months, before interest and income taxes, is at least twice the annual interest requirements on, or at least 10% of the principal amount of, the sum of all First Mortgage Bonds outstanding at the time, including the additional First Mortgage Bonds we may issue under this shelf registration process or other First Mortgage Bonds we may issue in the future, and all indebtedness of prior or equal rank. Adjusted net earnings is net of provision for repairs, maintenance and retirement of property equal to the maintenance and replacement fund requirements for this period. Cash deposited for the issuance of First Mortgage Bonds may be withdrawn to the extent of 70% of property additions after adjustments to offset retirement of property or retirement of First Mortgage Bonds or prior lien bonds. For further discussion, see "Modification of the Mortgage" below.

     Property additions must consist of electric property, or property used or useful in connection with electric property, acquired after December 31, 1939. Property additions may not include securities, vehicles or automobiles. We have reserved the right to amend the Mortgage, at our sole discretion, to make available as property additions any form of space satellites, including solar power satellites, space stations and other similar facilities. We estimate that, as of November 30, 1998, approximately $2.9 billion of net property additions were available for the issuance of First Mortgage Bonds. Therefore, using the 70% test described above, the available net property additions provide a basis for issuing approximately $2.1 billion of additional First Mortgage Bonds as of November 30, 1998.

     The Mortgage includes restrictions on the issuance of First Mortgage Bonds against property subject to liens and upon the increase of the amount of any liens. For more information, see Mortgage, Sections 4-7, 20-30 and 46; Twenty-third Supplemental Indenture, Section 5.


DIVIDEND RESTRICTIONS

     Unless otherwise specified in the Prospectus Supplement, in the case of First Mortgage Bonds issued under this shelf registration process, and so long as any First Mortgage Bonds are outstanding, cash dividends and distributions on our common stock, and purchases by us of our common stock, are restricted to aggregate net income available for them, since December 31, 1948, plus $3,000,000, less the amount of all preferred and common stock dividends and distributions, and all common stock purchases, since December 31, 1948.

     No portion of our retained earnings at November 30, 1998 is restricted by this provision. For further discussion, see "Modification of the Mortgage" below.


MODIFICATION OF THE MORTGAGE

     Bondholders' rights may be modified with the consent of the holders of 70% of the First Mortgage Bonds. If less than all series of the First Mortgage Bonds are affected, the modification must also receive the consent of the holders of 70% of the First Mortgage Bonds of each series affected. We have reserved the right to amend the Mortgage, at our sole discretion, to substitute 66 2/3% for the percentage requirements stated above. In general, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification (except as noted above), is effective against any holder of the First Mortgage Bonds without that holder's consent. For more information, see Mortgage, Article XVIII; Thirteenth Supplemental Indenture, Section 5.

     We may reserve the right to amend the Mortgage, at our sole discretion, for any of the following purposes:

     o to reduce the percentage of the holders of the First Mortgage Bonds who must consent to certain modifications of the Mortgage to a majority of the bondholders adversely affected;

     o to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of First Mortgage Bonds, the release of property or any other purpose under the Mortgage;

     o to ease the requirements of the net earnings test (see the first paragraph of the Section entitled "Issuance of Additional First Mortgage Bonds" above by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

     o to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

     o to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining;

     o to increase the amount of funded property that may be released or retired on the basis of the retirement of First Mortgage Bonds from 100% to 143% of the principal amount of such First Mortgage Bonds; and

     o to eliminate the requirements regarding amounts to be accrued, expended or appropriated for maintenance or property retirements.

     Additionally, we may choose to modify the dividend covenant applicable to a particular series of First Mortgage Bonds. See "Dividend Restrictions" above. The purpose for a modification of the applicable dividend covenant would be to provide that we may declare and pay dividends in cash or property on our common stock only out of surplus or out of net profits for the preceding fiscal year. Dividends may not be paid out of net profits, however, if our capital has been diminished to an extent specified in the Mortgage.


DEFAULTS AND NOTICE THEREOF

     An "Event of Default" means, with respect to any series of First Mortgage Bonds, any of the following:

     o default in payment of principal of such series of First Mortgage Bonds;

     o default for 30 days in payment of interest on such series of First Mortgage Bonds;

     o default in payment of interest on or principal of prior lien bonds continued beyond applicable grace periods;

     o default for 60 days in payment installments of funds for retirement of First Mortgage Bonds, including the maintenance and replacement funds;

     o certain events in bankruptcy, insolvency or reorganization; and

     o default for 90 days after notice in performance of any other covenants.

     For more information, see Mortgage, Section 65.

     If the Trustees deem it to be in the interest of the holders of the First Mortgage Bonds, they may withhold notice of default, except in payment of principal, interest or funds for retirement of First Mortgage Bonds. For more information, see Mortgage, Section 66; Third Supplemental Indenture, Section 15.

     If a default occurs, holders of 25% of the First Mortgage Bonds may declare all principal and interest immediately due and payable. If the default has been cured, however, the holders of a majority of the First Mortgage Bonds may annul the declaration and destroy its effect. For more information, see Mortgage, Section 67. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the holder has given the Trustees written notice of a default and unless the holders of 25% of the First Mortgage Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act. For more information, see Mortgage, Section 80. The Trustees are not required to risk their funds or to incur personal liability if there is a reasonable ground for believing that repayment to the Trustees is not reasonably assured. For more information, see Mortgage, Section
94. Holders of a majority of the First Mortgage Bonds may establish the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees. For more information, see Mortgage, Section 71.


EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEE UNDER THE MORTGAGE

     We will demonstrate compliance with Mortgage provisions by providing written statements from our officers or persons we select. For instance, we may select an engineer to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings certificate, or counsel regarding property titles and compliance with the Mortgage generally. In certain major matters, applicable law requires that an accountant or engineer must be independent. (See Section 314(d) of the Trust Indenture Act of 1939.) We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.


CONCERNING THE MORTGAGE TRUSTEE

     In the regular course of business, we obtain short-term funds from The Bank of New York and various other banks.


                          DESCRIPTION OF SENIOR NOTES

GENERAL

     We may issue one or more new series of Senior Notes under a Senior Note Indenture between us and a Senior Note Trustee whom we will name. The information we are providing you in this Prospectus concerning the Senior Note Indenture and related documents is only a summary of the information provided in those documents. You should consult the Senior Notes themselves, the Senior
Note Indenture, any Supplemental Senior Note Indentures and other documents for more complete information on the Senior Notes. These documents appear as exhibits to this Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this Prospectus.

     Until the Release Date, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information, see "Security" and "Release Date" below.


ON THE RELEASE DATE, THE SENIOR NOTES

     o WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS;

     o WILL BECOME UNSECURED OBLIGATIONS OF THE COMPANY; AND

     o WILL RANK AS EQUAL WITH OTHER UNSECURED INDEBTEDNESS OF THE COMPANY, INCLUDING SENIOR DEBT SECURITIES.

     The Senior Note Indenture provides that, in addition to the Senior Notes offered under this shelf registration process, additional Senior Notes may be issued later, without limitation as to aggregate principal amount. Before the Release Date, however, the amount of Senior Notes that we may issue cannot exceed the amount of First Mortgage Bonds that we are able to issue under the Mortgage. For more information, see "Description of First Mortgage Bonds - Issuance of Additional First Mortgage Bonds" above.

     You should consult the Prospectus Supplement relating to any particular issue of Senior Notes for the following information:

     o the title of the Senior Notes;

     o any limit on aggregate principal amount of the Senior Notes or the series of which they are a part;

     o the date on which the principal of the Senior Notes will be payable;

     o the rate, including the method of determination if applicable, at which the Senior Notes will bear interest, if any; and
     -- the date from which any interest will accrue;
     -- the dates on which we will pay interest; and -- the record date for any interest payable on any interest payment date;


   o the place where
     -- the principal of, premium, if any, and interest on the Senior Notes will be payable;
     -- you may register transfer of the Senior Notes;
     -- you may exchange the Senior Notes;
     -- you may serve notices and demands upon us regarding the Senior Notes;

     o the Security Registrar for the Senior Notes and whether the principal of the Senior Notes is payable without presentment or surrender of them;

     o the terms and conditions upon which we may elect to redeem any Senior Notes;

     o the terms and conditions upon which the Senior Notes must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

     o the denominations in which we may issue Senior Notes;

     o the manner in which we will determine any amounts payable on the Senior Notes which are to be determined with reference to an index or other fact or event ascertainable outside the Senior Note Indenture;

     o the currency, if other than United States currency, in which payments on the Senior Notes will be payable;

     o terms according to which elections can be made by us or the holder regarding payments on the Senior Notes in currency other than the currency in which the notes are stated to be payable;

     o the portion of the principal amount of the Senior Notes payable upon declaration of acceleration of their maturity;

     o if payments are to be made on the Senior Notes in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

     o the terms applicable to any rights to convert Senior Notes into or exchange them for our securities or those of any other entity;

     o if we issue Senior Notes as Global Securities, -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;
     -- any limitations on the right to obtain definitive certificates for the
        Senior Notes; and
     -- any other matters incidental to the Senior Notes;

     o whether we are issuing the Senior Notes as bearer securities;

     o any limitations on transfer or exchange of Senior Notes or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

     o any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Senior Notes;

     o any addition to the Events of Default applicable to any Senior Notes and any additions to our covenants for the benefit of the holders of the Senior Notes;

     o if we are issuing any Senior Notes prior to the Release Date, the designation of the series of Senior Note First Mortgage Bonds to be delivered to the Senior Note Trustee for security for the Senior Notes;

     o any other terms of the Senior Notes not in conflict with the provisions of the Senior Note Indenture; and

     o any other collateral security, assurance or guarantee for such Notes.

     For more information, see Section 301 of the Senior Note Indenture.

     Senior Notes may be sold at a substantial discount below their principal amount. You should consult the applicable Prospectus Supplement for a description of certain special United States federal income tax considerations which may apply to Senior Notes sold at an original issue discount or denominated in a currency other than dollars.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Senior Note Indenture will not afford holders of Senior Notes protection in the event we have a change in control or are involved after the Release Date in a highly-leveraged transaction.


SECURITY

     Until the Release Date, described in the following section, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information on the First Mortgage Bonds, see "Description of First Mortgage Bonds" above. When we issue a series of Senior Notes prior to the Release Date, we will simultaneously issue and deliver to the Senior Note Trustee, as security for all of the Senior Notes, a series of Senior Note First Mortgage Bonds. These First Mortgage Bonds will have the same stated interest rate (or interest calculated in the same manner), interest payment dates, stated maturity and redemption provisions, and will be in the same aggregate principal amount as the series of Senior Notes we are issuing. For more information, see Sections 401, 402 and 403 of the Senior Note Indenture. Payments we make to the Senior Note Trustee on a series of Senior Notes will satisfy our obligations with respect to the corresponding payments due on the related series of Senior Note First Mortgage Bonds.

     Each series of Senior Note First Mortgage Bonds will be a series of First Mortgage Bonds, all of which are secured by a lien on certain property we own. For more discussion of the lien, see "Description of First Mortgage Bonds -- Security" above. In certain circumstances prior to the Release Date, we may reduce the aggregate principal amount of Senior Note First Mortgage Bonds held by the Senior Note Trustee. In no event, however, may we reduce that amount to an amount lower than the aggregate outstanding principal amount of the Senior Notes then outstanding. For more information, see Section 409 of the Senior Note Indenture. Following the Release Date, we will close the Mortgage and not issue any additional First Mortgage Bonds under the Mortgage. For more information, see Section 403 of the Senior Note Indenture.


RELEASE DATE

     ON THE RELEASE DATE, THE SENIOR NOTE FIRST MORTGAGE BONDS WILL NO LONGER SECURE THE SENIOR NOTES, AND THE SENIOR NOTES WILL BECOME OUR UNSECURED GENERAL OBLIGATIONS. For more information, see Section 407 of the Senior Note Indenture. The Release Date means the date that we have repaid, redeemed or otherwise retired all of our First Mortgage Bonds, other than the Senior Note First Mortgage Bonds securing the Senior Notes. The Senior Note Trustee will give the Senior Note holders notice when the Release Date occurs. See "Description of Senior Notes--Defeasance" below for a discussion of another situation in which outstanding Senior Notes would not be secured by Senior Note First Mortgage Bonds.

FORM, EXCHANGE, AND TRANSFER

     Unless the applicable Prospectus Supplement states otherwise, we will issue Senior Notes only in fully registered form without coupons and in denominations of $1,000 and integral multiplies of that amount. For more information, see Sections 201 and 302 of the Senior Note Indenture.

     Holders may present Senior Notes for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Senior Note Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Senior Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Senior Note Indenture.

     The applicable Prospectus Supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company for any Senior Notes. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Senior Notes of each series. For more information, see Section 702 of the Senior Note Indenture.

     We will not be required to

     o issue, register the transfer of, or exchange any Senior Note or any Tranche of any Senior Note during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Senior Note called for redemption and ending at the close of business on the day of mailing; or

     o register the transfer of, or exchange any Senior Note selected for redemption except the unredeemed portion of any Senior Note being partially redeemed.

     For more information, see Section 305 of the Senior Note Indenture.


PAYMENT AND PAYING AGENTS

     Unless the applicable Prospectus Supplement states otherwise, we will pay interest on a Senior Note on any interest payment date to the person in whose name the Senior Note is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Senior Note Indenture.

     Unless the applicable Prospectus Supplement provides otherwise, we will pay principal and any premium and interest on Senior Notes at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable Prospectus Supplement states otherwise, the corporate trust office of the Senior Note Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by us for the Senior Notes of a particular series will be named in the applicable Prospectus Supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Senior Notes of a particular series. For more information, see Section 702 of the Senior Note Indenture.

     All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Senior Note which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Senior Note may look only to us for these payments. For more information, see Section 703 of the Senior Note Indenture.


REDEMPTION

     You should consult the applicable Prospectus Supplement for any terms regarding optional or mandatory redemption of Senior Notes. Except for the provisions in the applicable Prospectus Supplement regarding Senior Notes redeemable at the holder's option, Senior Notes may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Senior Notes of a series, or any Tranche of a series, are to be redeemed, the Senior Notes to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Trustee will select a fair and appropriate method of random selection. For more information, see Sections 503 and 504 of the Senior Note Indenture.

     A notice of redemption we provide may state:

     o that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal and any premium and interest on the Senior Notes; and

     o that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Senior Note.

     For more information, see Section 504 of the Senior Note Indenture.


CONSOLIDATION, MERGER, AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

     o the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets

     o is organized and validly existing under the laws of any domestic jurisdiction and the person;

     o expressly assumes our obligations on the Senior Notes and under the Senior Note Indenture; and

     o prior to the Release Date, expressly assumes our obligations under the Senior Note First Mortgage Bonds and under the Mortgage;

     o immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

     o we will have delivered to the Senior Note Trustee an Officer's Certificate and Opinion of Counsel as provided in the Senior Note Indenture.

     For more information, see Section 1201 of the Senior Note Indenture.


EVENTS OF DEFAULT

     "Event of Default" under the Senior Note Indenture with respect to Senior Notes of any series means any of the following:

     o failure to pay any interest due on the Senior Notes within 30 days;

     o failure to pay principal or premium when due on a Senior Note;

     o breach of or failure to perform any other covenant or warranty in the Senior Note Indenture with respect to the particular series of Senior Notes for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Senior Note Trustee, or we and the Senior Note Trustee receive notice from the holders of at least 33% in principal amount of the Senior Notes of that series outstanding under the Senior Note Indenture according to the provisions of the Senior Note Indenture;

     o prior to the Release Date, the occurrence of a Default under the Mortgage (see "Description of the First Mortgage Bonds -- Events of Default" above);

     o certain events of bankruptcy, insolvency or reorganization; and

     o any other Event of Default set forth in the applicable Prospectus Supplement.

     For more information, see Section 901 of the Senior Note Indenture.

     An Event of Default with respect to a particular series of Senior Notes does not necessarily constitute an Event of Default with respect to the Senior Notes of any other series issued under the Senior Note Indenture.

     If an Event of Default with respect to a particular series of Senior Notes occurs and is continuing, either the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all of the Senior Notes of that series to be due and payable immediately. If the Senior Notes of that series are discount notes or similar Senior Notes, only the portion of the principal amount as specified in the applicable Prospectus Supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Senior Notes (including all Events of Default relating to bankruptcy, insolvency or reorganization), the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of all series, considered together, may declare an acceleration of the principal amount of all Senior Notes. In the event of an acceleration prior to the Release Date with respect to all Senior Notes, the Trustee will make a demand for acceleration of all amounts due under all of the Senior Note First Mortgage Bonds, but this demand will only result in such an acceleration if allowed by the acceleration provisions of the First Mortgage.

     At any time after a declaration of acceleration with respect to the Senior Notes of a particular series, and before a judgment or decree for payment of the money due has been obtained, and before the acceleration of the Senior Note First Mortgage Bonds, the Event or Events of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

     o we have paid or deposited with the Senior Note Trustee a sum sufficient to pay

       -- all overdue interest on all Senior Notes of the particular series;

       -- the principal of and any premium on any Senior Notes of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Senior Notes;

       -- interest upon overdue interest at the rate prescribed in the Senior
          Notes, to the extent payment is lawful;

       -- all amounts due to the Senior Note Trustee under the Senior Note
          Indenture; and

     o any other Event of Default with respect to the Senior Notes of the particular series, other than the failure to pay the principal of the Senior Notes of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Senior Note Indenture.

     For more information, see Section 902 of the Senior Note Indenture.

     The Senior Note Indenture includes provisions as to the duties of the Senior Note Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Senior Note Trustee reasonable indemnity. For more information, see Section 1003 of the Senior Note Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding senior notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. For more information, see Section 912 of the Senior Note Indenture.

     No Senior Note holder may institute any proceeding regarding the Senior
Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Senior Note Indenture unless

     o the holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default of that particular series,

     o the holders of a majority in principal amount of the outstanding Senior Notes of all series with respect to which an Event of Default is continuing have made a written request to the Senior Note Trustee, and have offered reasonable indemnity to the Senior Note Trustee to institute the proceeding as trustee, and

     o the Senior Note Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

     For more information, see Section 907 of the Senior Note Indenture.

     The preceding limitations do not apply, however, to a suit instituted by a Senior Note holder for the enforcement of payment of the principal of or any premium or interest on the Senior Note on or after the applicable due date stated in the Senior Note. For more information, see Section 908 of the Senior
Note Indenture.

     We must furnish annually to the Senior Note Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the Senior Note Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Senior Note Indenture. For more information, see Section 706 of the Senior
Note Indenture.

MODIFICATION AND WAIVER

     The Company and the Senior Note Trustee, without the consent of the holders of the Senior Notes, may enter into one or more supplemental Senior
Note Indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of our covenants in the Senior Note Indenture and the Senior Notes;

     o to add one or more covenants or other provisions for the benefit of the holders of outstanding Senior Notes or to surrender any right or power conferred upon us by the Senior Note Indenture;

     o to add any additional Events of Default;

     o to change or eliminate any provision of the Senior Note Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Senior Notes in any material respect, the action will become effective with respect to that series only when there is no Senior Note of that series remaining outstanding under the Senior Note Indenture);

     o to provide collateral security for the Senior Notes;

     o to establish the form or terms of Senior Notes according to the provisions of the Senior Note Indenture;

     o to evidence the acceptance of appointment of a successor Senior Note Trustee under the Senior Note Indenture with respect to one or more series of the Senior Notes and to add to or change any of the provisions of the Senior Note Indenture as necessary to provide for the administration of the trusts under the Senior Note Indenture by more than one trustee;

     o to provide for the procedures required to permit using a noncertificated system of registration for any Senior Notes series;

     o to change any place where

       -- the principal of and any premium and interest on any Senior Notes is payable,

       -- any Senior Notes may be surrendered for registration of transfer or exchange, or

       -- notices and demands to or upon us regarding Senior Notes and the Senior Note Indenture may be served; or

     o to cure any ambiguity or inconsistency (but any of these changes or additions will not adversely affect the interests of the holders of Senior Notes of any series in any material respect).

     For more information see Section 1301 of the Senior Note Indenture.

     The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive

     o compliance by us with certain provisions of the Senior Note Indenture (see Section 607 of the Senior Note Indenture); and

     o any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Senior Note Indenture that cannot be modified or amended without consent of the holder of each outstanding Senior Note of the series affected (see Section 913 of the Senior Note Indenture).

     The Trust Indenture Act of 1939 may be amended after the date of the Senior Note Indenture to require changes to the Senior Note Indenture. In this event, the Senior Note Indenture will be deemed to have been amended so as to effect the changes, and we and the Senior Note Trustee may, without the consent of any holders, enter into one or more Supplemental Senior Note Indentures to evidence or effect the amendment. For more information, see Section 1301 of the Senior Note Indenture.

     Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes, considered as one class, is required to change in any manner the Senior Note Indenture pursuant to one or more supplemental Senior Note Indentures. If less than all of the series of Senior Notes outstanding are directly affected by a proposed supplemental Senior Note Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series directly affected, considered as one class, will be required. Furthermore, if the Senior Notes of any series have been issued in more than one Tranche and if the proposed supplemental Senior Note Indenture directly affects the rights of the holders of one or more, but not all Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

     o may not, without the consent of the holder of the Senior Note

       -- change the maturity of the principal of, or any installment of principal of or interest on, any Senior Note,

       -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest,

       -- reduce any premium payable upon the redemption of the Senior Note,

       -- reduce the amount of the principal of any Senior Note originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity,

       -- change the currency or other property in which a Senior Note or premium or interest on a Senior Note is payable,

       -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any Senior Note; or

     o may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Senior Note Indenture, or for any waiver of compliance with any provision of or any default under the Senior Note Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Senior Note of each series or Tranche effected;

     o may not prior to the Release Date

       -- impair the interest of the Senior Note Trustee in the Senior Note
          First Mortgage Bonds,

       -- reduce the principal amount of any series of Senior Note First
          Mortgage Bonds to an amount less than that of the related series of Senior Notes, or

       -- alter the payment provisions of the Senior Note First Mortgage Bonds in a manner adverse to the holders of the Senior Notes; and

     o may not modify provisions of the Senior Note Indenture relating to supplemental Senior Note Indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Notes of any series, or any Tranche of a series, without the consent of the holder of each outstanding Senior Note affected.

     A supplemental Senior Note Indenture will be deemed not to affect the rights under the Senior Note Indenture of the holders of any series or Tranche of the Senior Notes if the supplemental Senior Note Indenture

       -- changes or eliminates any covenant or other provision of the Senior
          Note Indenture expressly included solely for the benefit of one or more other particular series of Senior Notes or Tranches thereof; or

       -- modifies the rights of the holders of Senior Notes of any other series or Tranches with respect to any covenant or other provision.

     For more information, see Section 1302 of the Senior Note Indenture.

     If we solicit from holders of the Senior Notes any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Senior Notes have authorized the action. For that purpose, the outstanding Senior Notes shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Senior Note Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Senior
Note Indenture.

DEFEASANCE

     Unless the applicable Prospectus Supplement provides otherwise, any Senior Note, or portion of the principal amount of a Senior Note, will be deemed to have been paid for purposes of the Senior Note Indenture, and, at our election, our entire indebtedness in respect to the Senior Note (or portion thereof) will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Senior Note Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of any premium and interest due and to become due on the Senior Note or portions thereof. For more information, see Section 801 of the Senior Note Indenture. For this purpose, unless the applicable Prospectus Supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.


RESIGNATION OF SENIOR NOTE TRUSTEE

     The Senior Note Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Senior Notes delivered to the Senior Note Trustee and us. No resignation or removal of the Senior Note Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Senior
Note Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Senior Note Trustee appointed by an action of the holders, if we have delivered to the Senior Note Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Senior Note Indenture, the Senior Note Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Senior Note Indenture. For more information, see Section 1010 of the Senior Note Indenture.


NOTICES

     We will give notices to holders of Senior Notes by mail to their addresses as they appear in the Security Register. For more information, see Section 106 of the Senior Note Indenture.


TITLE

     The Senior Note Trustee and its agents, and we and our agents, may treat the person in whose name a Senior Note is registered as the absolute owner of that Note, whether or not that Senior Note may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the Senior Note Indenture.


GOVERNING LAW

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Senior Note Indenture.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue one or more new series of Debt Securities under a Debt Security Indenture between us and a Debt Security Trustee whom we will name. The information we are providing you in this Prospectus concerning the Debt Security Indenture and related documents is only a summary of the information provided in those documents. You should consult the Debt Securities themselves, the Debt Security Indenture, any Supplemental Debt Security Indentures and other documents for more complete information on the Debt Securities. These documents appear as exhibits to this Registration Statement, or will appear as exhibits to a Current Report on Form 8-K, which we will file later, and which will be incorporated by reference into this Prospectus.

     The applicable Prospectus Supplement may state that a particular series of Debt Securities will be subordinated obligations of the Company. In the following discussion we will refer to any of these subordinated obligations as the Subordinated Debt Securities. Unless the applicable Prospectus Supplement provides otherwise, we will use separate indentures (called Subordinated Debt Security Indentures in the following discussion) for any Subordinated Debt Securities we may issue.

     You should consult the Prospectus Supplement relating to any particular issue of Debt Securities for the following information:

     o the title of the Debt Securities;

     o any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

     o the date on which the principal of the Debt Securities will be payable;

     o the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

       -- the date from which any interest will accrue;

       -- the dates on which we will pay interest; and

       -- the record date for any interest payable on any interest payment date;

   o the place where

       -- the principal of, premium, if any, and interest on the Debt Securities will be payable;

       -- you may register transfer of the Debt Securities;

       -- you may exchange the Debt Securities;

       -- you may serve notices and demands upon us regarding the Debt
          Securities;

     o the Security Registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

     o the terms and conditions upon which we may elect to redeem any Debt Securities;

     o the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder's option, including any applicable exceptions to notice requirements;

     o the denominations in which we may issue Debt Securities;

     o the manner in which we will determine any amounts payable on the Debt Securities which are to be determined with reference to an index or other fact or event ascertainable outside the Debt Security Indenture;

     o the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

     o terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

     o the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

     o if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

     o the terms applicable to any rights to convert Debt Securities into or exchange them for our securities or those of any other entity;

     o if we issue Debt Securities as Global Securities,

       -- any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

       -- any limitations on the right to obtain definitive certificates for the Debt Securities; and

       -- any other matters incidental to the Debt Securities;

     o whether we are issuing the Debt Securities as bearer securities;

     o any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

     o any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Debt Securities;

     o any addition to the Events of Default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

     o any other terms of the Debt Securities not in conflict with the provisions of the Debt Security Indenture.

     For more information, see Section 301 of the Debt Security Indenture.

     Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable Prospectus Supplement for a description of certain special United States federal income tax considerations which may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

     Unless the applicable Prospectus Supplement states otherwise, the covenants contained in the Debt Security Indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.


SUBORDINATION

     The applicable Prospectus Supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all our senior Indebtedness. The indenture under which these securities will be issued is referred to as the Subordinated Debt Security Indenture.

     No payment of principal of (including redemption and sinking fund payments), or any premium or interest on, the Subordinated Debt Securities may be made if

     o any Senior Indebtedness is not paid when due,

     o any applicable grace period with respect to default in payment of Senior Indebtedness has ended, and the default has not been cured or waived, or

     o the maturity of any Senior Indebtedness has been accelerated because of a default.

     Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on all senior indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the Subordinated Debt Security Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the Subordinated Debt Security Indenture.

     As defined in the Subordinated Debt Security Indenture, the term "Senior Indebtedness" means

     o obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Security Indenture) of, or guaranteed or assumed by, us

       -- for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities); or

       -- for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and our subsidiaries in accordance with generally accepted accounting principles; or

     o indebtedness evidenced by bonds, debentures, notes or other similar instruments.

     In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Security Indenture or subsequently incurred by us.

     The Subordinated Debt Security Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.


FORM, EXCHANGE, AND TRANSFER

     Unless the applicable Prospectus Supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiplies of that amount. For more information, see Sections 201 and 302 of the Debt Security Indenture.

     Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Debt Security Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Debt Security Indenture.

     The applicable Prospectus Supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by the Company, for any Debt Securities. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the Debt Security Indenture.

     We will not be required to

     o issue, register the transfer of, or exchange any Debt Securities or any Tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

     o register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

     For more information, see Section 305 of the Debt Security Indenture.


PAYMENT AND PAYING AGENTS

     Unless the applicable Prospectus Supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Debt Security Indenture.

     Unless the applicable Prospectus Supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable Prospectus Supplement states otherwise, the corporate trust office of the Debt Security Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. For more information, see
Section 602 of the Debt Security Indenture.

     All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Debt Security which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the Debt Security Indenture.


REDEMPTION

     You should consult the applicable Prospectus Supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable Prospectus Supplement regarding Debt Securities redeemable at the holder's option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Debt Securities of a series, or any Tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the Debt Security Indenture.

     A notice of redemption we provide may state:

     o that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

     o that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

     For more information, see Section 404 of the Debt Security Indenture.


CONSOLIDATION, MERGER, AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

     o the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets

       -- is organized and validly existing under the laws of any domestic jurisdiction; and

       -- expressly assumes our obligations on the Debt Securities and under the Debt Security Indenture.

     o immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

     o we will have delivered to the Debt Security Trustee an Officer's Certificate and Opinion of Counsel as provided in the Debt Security Indenture.

     For more information, see Section 1101 of the Debt Security Indenture.


EVENTS OF DEFAULT

     "Event of Default" under the Debt Security Indenture with respect to Debt Securities of any series means any of the following:

     o failure to pay any interest due on the Debt Securities within 30 days;

     o failure to pay principal or premium when due on a Debt Security;

     o breach of or failure to perform any other covenant or warranty in the Debt Security Indenture with respect to the particular series of Debt Securities for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Security Trustee, or we and the Debt Security Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the Debt Security Indenture according to the provisions of the Debt Security Indenture;

     o certain events of bankruptcy, insolvency or reorganization; and

     o any other Event of Default set forth in the applicable Prospectus Supplement.

     For more information, see Section 801 of the Debt Security Indenture.

     An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to the Debt Securities of any other series issued under the Debt Security Indenture.

     If an Event of Default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Security Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable Prospectus Supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Debt Securities (including all Events of Default relating to bankruptcy, insolvency, or reorganization), the Debt Security Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series, considered together, may declare an acceleration of the amount payable.

     At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

     o we have paid or deposited with the Debt Security Trustee a sum sufficient to pay

       -- all overdue interest on all Debt Securities of the particular series;

       -- the principal of and any premium on any Debt Securities of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

       -- interest upon overdue interest at the rate prescribed in the Debt
          Securities, to the extent payment is lawful; and

       -- all amounts due to the Debt Security Trustee under the Debt Security
          Indenture; and

     o any other Event of Default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Debt Security Indenture.

     For more information, see Section 802 of the Debt Security Indenture.

     The Debt Security Indenture includes provisions as to the duties of the Debt Security Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Debt Security Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Debt Security Trustee reasonable indemnity. For more information, see Section 903 of the Debt Security Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Security Trustee, or exercising any trust or power conferred on the Debt Security Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the Debt Security Indenture.

     No Debt Securities holder may institute any proceeding regarding the Debt Security Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Debt Security Indenture unless

     o the holder has previously given to the Debt Security Trustee written notice of a continuing Event of Default of that particular series;

     o the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an Event of Default is continuing have made a written request to the Debt Security Trustee, and have offered reasonable indemnity to the Debt Security Trustee to institute the proceeding as trustee; and

     o the Debt Security Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

     For more information, see Section 807 of the Debt Security Indenture.

     The preceding limitations do not apply, however, to a suit instituted by a Debt Security holder for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the Debt Security Indenture.

     We must furnish annually to the Debt Security Trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the Debt Security Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Debt Security Indenture. For more information, see Section 606 of the Debt Security Indenture.


MODIFICATION AND WAIVER

     We and the Debt Security Trustee, without the consent of the holders of the Debt Securities, may enter into one or more Supplemental Debt Security Indentures for any of the following purposes:

     o to evidence the assumption by any permitted successor of our covenants in the Debt Security Indenture and the Debt Securities;

     o to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the Debt Security Indenture;

     o to add any additional Events of Default;

     o to change or eliminate any provision of the Debt Security Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will become effective with respect to that series only when there is no Debt Securities of that series remaining outstanding under the Debt Security Indenture);

     o to provide collateral security for the Debt Securities;

     o to establish the form or terms of Debt Securities according to the provisions of the Debt Security Indenture;

     o to evidence the acceptance of appointment of a successor Debt Security Trustee under the Debt Security Indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the Debt Security Indenture as necessary to provide for the administration of the trusts under the Debt Security Indenture by more than one trustee;

     o to provide for the procedures required to permit using a noncertificated system of registration for any Debt Securities series;

     o to change any place where

       -- the principal of and any premium and interest on any Debt Securities is payable,

       -- any Debt Securities may be surrendered for registration of transfer or exchange; or

       -- notices and demands to or upon us regarding Debt Securities and the Debt Security Indenture may be served; or

     o to cure any ambiguity or inconsistency (but only changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect).

     For more information see Section 1201 of the Debt Security Indenture.

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive

     o compliance by us with certain provisions of the Debt Security Indenture (see Section 607 of the Debt Security Indenture); and

     o any past default under the Debt Security Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Debt Security Indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the Debt Security Indenture).

     The Trust Indenture Act of 1939 may be amended after the date of the Debt Security Indenture to require changes to the Debt Security Indenture. In this event, the Debt Security Indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Security Trustee may, without the consent of any holders, enter into one or more Supplemental Debt Security Indentures to evidence or effect the amendment. For more information, see
Section 1201 of the Debt Security Indenture.

     Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities, considered as one class, is required to change in any manner the Debt Security Indenture pursuant to one or more supplemental Debt Security Indentures. If less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental Debt Security Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental Debt Security Indenture directly affects the rights of the holders of one or more, but not all, Tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all Tranches directly affected, considered as one class, will be required. In addition, an amendment or modification

     o may not, without the consent of the holder of the Debt Securities

       -- change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

       -- reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

       -- reduce any premium payable upon the redemption of the Debt Securities;

       -- reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

       -- change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

       -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or in the case of redemption, on or after the redemption date) of any Debt Securities;

     o may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Debt Security Indenture, or for any waiver of compliance with any provision of or any default under the Debt Security Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or Tranche effected; and

     o may not modify provisions of the Debt Security Indenture relating to supplemental Debt Security Indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any Tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

     A supplemental Debt Security Indenture will be deemed not to affect the rights under the Debt Security Indenture of the holders of any series or Tranche of the Debt Securities if the supplemental Debt Security Indenture

       -- changes or eliminates any covenant or other provision of the Debt
          Security Indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or Tranches thereof; or

       -- modifies the rights of the holders of Debt Securities of any other series or Tranches with respect to any covenant or other provision.

     For more information, see Section 1202 of the Debt Security Indenture.

     If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Security Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Debt Security Indenture.


DEFEASANCE

     Unless the applicable Prospectus Supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the Debt Security Indenture, and, at our election, our entire indebtedness in respect to the Debt Security (or portion thereof) will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Security Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of any premium and interest due and to become due on the Debt Securities or portions thereof. For more information, see
Section 701 of the Debt Security Indenture. For this purpose, unless the applicable Prospectus Supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.


RESIGNATION OF DEBT SECURITY TRUSTEE

     The Debt Security Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Security Trustee and us. No resignation or removal of the Debt Security Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Debt Security Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Debt Security Trustee appointed by an action of the holders, if we have delivered to the Debt Security Trustee a resolution of our Board of Directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Debt Security Indenture, the Debt Security Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Debt Security Indenture. For more information, see Section 910 of the Debt Security Indenture.


NOTICES

     We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Security Register. For more information, see
Section 106 of the Debt Security Indenture.


TITLE

     The Debt Security Trustee and its agents, and we and our agents may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see
Section 308 of the Debt Security Indenture.


GOVERNING LAW

     The Debt Security Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Debt Security Indenture.


                               GLOBAL SECURITIES

     We may issue some or all of the First Mortgage Bonds, Senior Notes or Debt Securities of any series as Global Securities. We will register each Global Security in the name of a depositary identified in the applicable Prospectus Supplement. The Global Securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the Mortgage and applicable Indenture.

     As long as the depositary or its nominee is the registered holder of a Global Security, that person will be considered the sole owner and holder of the Global Security and the securities represented by it for all purposes under the securities and the Mortgage, Senior Note Indenture and Debt Security Indenture. Except in limited circumstances, owners of a beneficial interest in a Global Security

     o will not be entitled to have the Global Security or any securities represented by it registered in their names;

     o will not receive or be entitled to receive physical delivery of certificated securities in exchange for the Global Security; and

     o will not be considered to be the owners or holders of the Global Security or any securities represented by it for any purposes under the securities or the Mortgage, Senior Note Indenture or Debt Security Indenture.

     We will make all payments of principal and any premium and interest on a Global Security to the depositary or its nominee as the holder of the Global Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions having accounts with the depositary or its nominee, called "participants" for purposes of this discussion, and to persons that hold beneficial interests through participants. When a Global Security is issued, the depositary will credit on its book entry, registration and transfer system the principal amounts of securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by

     o the depositary, with respect to participant's interests or;

     o any participant, with respect to interests of persons held by the participants on their behalf.

     Payments by participants to owners of beneficial interests held through such participants will be the responsibility of such participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security. None of the following will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interest in a Global Security, or for maintaining, supervising or reviewing any records relating to these beneficial interests:

     o the Company;

     o the Trustee under the Mortgage;

     o the Trustee under the Senior Note Indenture;

     o the Trustee under the Debt Security Indenture; or

     o any agent of each of the above.


                             PLAN OF DISTRIBUTION

   We may sell the securities in any of three ways:

     o through underwriters or dealers;

     o directly through a limited number of institutional purchasers or to a single purchaser; or

     o through agents.

     The applicable Prospectus Supplement will set forth the terms under which the securities are offered, including

     o the names of any underwriters, dealers or agents;

     o the purchase price and the net proceeds to us from the sale;

     o any underwriting discounts and other items constituting underwriters compensation;

     o any initial public offering price; and

     o any discounts or concessions allowed, re-allowed or paid to dealers.

     We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable Prospectus Supplement states otherwise, the obligations of any underwriter to purchase the securities will be subject to certain conditions, and the underwriter will be obligated to purchase the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable Prospectus Supplement will state the name and


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any commission payable by us to the agent. Unless the Prospectus Supplement states otherwise, any agent of the Company will be acting on a best efforts basis for the period of its appointment.

     The applicable Prospectus Supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the Prospectus Supplement. Additionally, the Prospectus Supplement will set forth the commission payable for solicitation of these contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.


                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                LEGAL OPINIONS

     William D. Johnson of our legal department and Hunton & Williams of Raleigh, North Carolina, our outside counsel, will issue opinions about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel, Winthrop, Stimson, Putnam & Roberts of New York, New York.


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